EXHIBIT 10.17
GREATBATCH, INC.
GRANT OF NONQUALIFIED OPTION
The Board of Directors of Greatbatch, Inc. (the “Company”) has authorized and approved the Greatbatch, Inc. 2009 Stock Incentive Plan (the “Plan”), which has been submitted to and approved by the stockholders of the Company. The Plan provides for the grant of options to certain employees, non-employee consultants and service providers and non-employee directors of the Company and any parent and subsidiary corporations of the Company. Pursuant to the Plan, the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) has approved the grant to you of an option to purchase shares of Common Stock, par value $.001 per share, of the Company (the “Shares”) on the terms and subject to the conditions set forth in the Plan, this agreement (the “Award Agreement”), and the applicable grant letter related thereto (the “Grant Letter”). The Plan shall be deemed a part hereof as if fully set forth herein, and a copy of the Plan is available from the Morgan Stanley Smith Barney website [www.benefitaccess.com] or may be obtained by request addressed to: Corporate Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, NY 14031. Unless the context otherwise requires, all terms defined in the Plan shall have the same meanings when used herein.
1.Grant of Option. The Company, as a matter of separate inducement and not in lieu of any salary or other compensation for your services, hereby grants to you the right and option (the “Option”) to purchase an aggregate number of Shares at a price per Share as indicated in the Award Summary available from the Morgan Stanley Smith Barney website, such option price being, in the judgment of the Committee, not less than one hundred percent (100%) of the fair market value of such Share as of the grant date. The Option is a Non-Qualified option and is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
2.    Vesting of Option.
a.    Vesting Dates and Amounts. Subject to the other provisions and limitations of the Plan and this Award Agreement, the Option shall become exercisable on the dates and in the amounts set forth in the Grant Letter.
b.    Cumulative Effect of Vesting. The right to purchase Shares shall be cumulative so that when the right to purchase any Shares has vested under clause (a) of this Section, such Shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option.
c.    Fractional Shares. In no event shall you exercise this Option for a fraction of a Share.
3.    Exercise of Option.
a.    Purchase of Shares. Any exercise of the Option shall be done in the manner prescribed on the Morgan Stanley Smith Barney website.
b.    Legends. If the Company, in its sole discretion, shall determine that it is necessary to comply with applicable securities laws, the certificate or certificates representing the Shares purchased pursuant to the exercise of this Option shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or in respect of such laws. Further, you hereby acknowledge that the Company may endorse a legend upon the certificate evidencing the Shares as the Company, in its sole discretion, determines to be necessary and appropriate to implement the terms of the Plan.
4.    Termination of Employment; Change in Control. Voluntary or involuntary termination of your employment or occurrence of a Change in Control, shall affect your rights as follows:
a.    Termination Due to Death or Disability. If your employment is terminated due to death or disability, Options that have not previously vested shall immediately vest and will be exercisable during the twelve-month period following termination.
b.    Termination Due to Retirement. If your employment is terminated due to Retirement, Options that are not vested at the time of Retirement shall immediately vest and will be exercisable during the twelve-month period following termination.
c.    Involuntary Termination Other Than for Cause. If your employment is involuntarily terminated other than for Cause, then the Options that have not previously vested shall immediately expire.
d.    Voluntary Termination or Termination for Cause. If you voluntarily terminate your employment or if your employment is terminated involuntarily for Cause, then the Options that have not previously vested shall immediately expire.
e.    Change in Control. If a Change in Control shall occur, Options that have not previously vested shall immediately vest. Alternatively, the Committee may cancel the Options and pay you in cash or stock the in-the-money value (if any) of the Options that vest by operation of the previous sentence based upon the price per share to be received by other shareholders in the Change in Control.
Provided, however, that none of the events described above shall extend the period of exercisability of this Option beyond the day immediately preceding the tenth anniversary of the Grant Date.
5.    Non-Transferability of Option. This Option is not transferable by you otherwise than by will or the laws of descent and distribution, and is exercisable, during your lifetime, only by you. This Option may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect; provided, however, that the Committee may, in its sole discretion, permit a transfer of this Option to (i) your Immediate Family Members (as defined in the Plan) or (ii) a trust for the exclusive benefit of your Immediate Family Members.
6.    Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you. After such issuance, recordation and delivery, you will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions (if any) on such Shares.
7.    Investment Intent. You hereby covenant and agree with the Company that if there does not exist a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares (i) that you will represent that you are exercising the Option for your own account and are not acquiring the Shares with a view to the resale or distribution thereof and (ii) that any subsequent offer for sale or sale of any Shares received upon exercise of the Option shall be made either pursuant to (x) a registration statement on an appropriate form under the Act, which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, if requested by the Company, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.
8.    Withholding Taxes. The Company may withhold or cause to be withheld from sums due or to become due to you from the Company or a subsidiary or affiliate thereof an amount necessary to satisfy its obligation (if any) to withhold taxes arising by reason of the exercise of the Option or the disposition of Shares acquired hereunder, or the Company may require you to reimburse the Company in such amount and may make such reimbursement a condition to the issuance of the Shares.
9.    Agreement Subject to the Plan. You and the Company agree that this Award Agreement and the Grant Letter are subject to, and that you and the Company will both be bound by, all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provision.
10.    Restrictions on Transfer. You acknowledge and agree that the Company may require you, as a condition to the exercise of the Option, to become bound by any reasonable agreement restricting transfer of the Shares or providing the Company with a right of first purchase or other similar right.
11.    No Guarantee of Employment. This award shall not confer upon you any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate your employment or other service at any time.
12.    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Committee makes any commitment or guarantee that any particular tax treatment will apply or be available under applicable law with respect to this award.
13.    Electronic Delivery and Signature. You hereby consent and agree to electronic delivery of any documents, proxy materials, prospectuses, annual reports and other related documents or agreements related to this award. If the Company establishes procedures for an electronic signature system for delivery and acceptance of such materials, you hereby consent to such procedures and that delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
Please indicate your acceptance of all the terms and conditions of this award including those set forth in this Award Agreement and the Grant Letter by clicking on the icon below entitled “I have read and agree.”

Very truly yours,

Greatbatch, Inc.